Exhibit 99.1

Molecular Insight Pharmaceuticals, Inc.	Case No.	10-23355 (FJB)
Debtor	Reporting Period	4/1/2011–4/30/2011

BALANCE SHEET

ASSETS	BOOK VALUE AT END OF CURRENT REPORTING MONTH	BOOK VALUE ON PETITION DATE
CURRENT ASSETS
Unrestricted Cash and Cash Equivalents	$4,587,851	$14,925,779
Restricted Cash and Cash Equivalents	524,247	520,995
Accounts Receivable (Net)	322,694	204,255
Notes Receivable
Inventories
Prepaid Expenses	999,672	1,708,993
Professional Retainers	1,934,101	1,990,119
Employee Advances	20,050	21,550
Deposits	1,084,177	1,071,082

TOTAL CURRENT ASSETS	9,472,792	20,442,773

PROPERTY & EQUIPMENT
Lab & Equipment	3,467,761	3,425,980
Furniture & Fixtures	328,467	328,467
Leasehold Improvements	838,407	838,407
Construction-In-Process	3,686,551	3,518,355
Less Accumulated Depreciation	(4,026,826)	(3,775,735)

TOTAL PROPERTY & EQUIPMENT	4,294,360	4,335,474

OTHER ASSETS
Financing Costs	3,146,014	3,146,014

TOTAL OTHER ASSETS	3,146,014	3,146,014

TOTAL ASSETS	$16,913,166	$27,924,261

LIABILITIES AND OWNER EQUITY	BOOK VALUE AT END OF CURRENT REPORTING MONTH	BOOK VALUE ON PETITION DATE
LIABILITIES NOT SUBJECT TO COMPROMISE (Post-Petition)
Accounts Payable	1,111,003	1,581,473
Accrued Expenses	4,903,008	1,729,379
Accrued Clinical Expense	2,206,716	2,198,736
Vacation Payable	196,646	314,884
Employee FSA Medical	(1,614)	1,582
Employee FSA Dependent Care	1,103	2,070
Accrued Purchases	16,758	12,376
Accrued Audit Fees	605,848	487,270
Deferred Revenue	25,000	25,000
Refundable Credits	354,400	354,400
Asset Retirement Obligation	320,394	312,115
Rent/Leases–Building/Equipment
Professional Fees
Amounts Due to Insiders	12,000

TOTAL POST-PETITION LIABILITIES	9,751,262	7,019,285

LIABILITIES SUBJECT TO COMPROMISE (Pre-Petition)
Accounts Payable—Pre-Petition	1,497,780	0
Bonds Payable	150,000,000	150,000,000
Accrued Severance	162,500	162,500
PIK Interest & Bonds	51,794,104	51,794,104
Bond Discount & Derivative	(7,976,199)	(7,976,199)

TOTAL PRE-PETITION LIABILITIES	195,478,185	193,980,405

TOTAL LIABILITIES
OWNERS' EQUITY
Common Stock	252,683	252,683
Additional Paid in Capital	184,449,114	183,847,458
Accumulated Deficit—Pre-Petition	(357,175,570)	(357,175,570)
Accumulated Deficit—Post-Petition	(15,842,508)

NET OWNERS' EQUITY	(188,316,281)	(173,075,429)

TOTAL LIABILITIES AND OWNERS' EQUITY	$16,913,166	$27,924,261

MOR-4

The Monthly Operating Report (“MOR”) is unaudited and reflects the Debtor's best efforts to report the assets and liabilities of the Debtor on an unconsolidated basis. The MOR neither purports to represent financial statements prepared in accordance with with Generally Accepted Accounting Principles (“GAAP”), nor is the MOR intended to fully reconcile to any such financial statements. The MOR does not constitute an admission of liability of the Debtor with respect to any item referenced.

The Debtor records general accruals for certain categories of liabilities that are estimates of anticipated aggregate liability that are not tied to particular invoices or vendors. Certain deferred charges, accounts or reserves indicated as “accrued” or “deferred” that relate to clinical trials, other contractual liabilities of the Debtor, and for GAAP reporting purposes are recorded on MOR-4. These deferred expenses do not represent any actual liability incurred, due or payable, are not claims against the Debtor as of the Petition Date or for the current reporting period, and may not result in any administrative expense liability.